UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Ellington Residential Mortgage REIT

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53 Forest Avenue
Old Greenwich, Connecticut 06870
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2022
To Our Shareholders:
You are cordially invited to attend the 2022 Annual Meeting of Shareholders, or the "Annual Meeting," of Ellington Residential Mortgage REIT (the "Company," "we," "our," or "us"), which will be conducted virtually via live webcast, on May 17, 2022, at 10:00 a.m., Eastern Time. You will be able to attend the 2022 Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/EARN2022. To enter the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. You will not be able to attend the Annual Meeting in person.
The purpose of the Annual Meeting is to consider and take action on the following:
1.To elect the six trustees nominated and recommended by the Board of Trustees, each to serve until the 2023 Annual Meeting of Shareholders or until such time as their respective successors are elected and qualified;
2.To hold an advisory vote on executive compensation;
3.To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2022; and
4.To transact such other business, if any, properly brought before the meeting.
Shareholders of record at the close of business on March 22, 2022 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting. For more information with respect to voting your shares at our Annual Meeting, see "Questions and Answers" beginning on page 2 of the Proxy Statement accompanying this notice.
Whether or not you plan to attend the Annual Meeting, your vote is very important, and we encourage you to vote promptly. You may vote your shares online during our Annual Meeting or by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you execute a proxy but later decide to attend the Annual Meeting, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.
By order of the Board of Trustees

Daniel Margolis
General Counsel
March 29, 2022
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 17, 2022: This Proxy Statement, the accompanying proxy card and our Annual Report to Shareholders are available on the Internet at www.proxyvote.com. On this site, you will be able to access this Proxy Statement, the accompanying proxy card, our Annual Report to Shareholders, which includes our Annual Report on Form 10-K, and any amendments or supplements to the foregoing materials that are required to be furnished to shareholders.

ELLINGTON RESIDENTIAL MORTGAGE REIT
53 FOREST AVENUE
OLD GREENWICH, CONNECTICUT 06870

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2022
This Proxy Statement is furnished in connection with the solicitation of proxies by the board of trustees (the "Board of Trustees" or the "Board") of Ellington Residential Mortgage REIT (the "Company," "EARN," "we," "us," or "our") for use at our 2022 Annual Meeting of Shareholders, or the "Annual Meeting," to be held on May 17, 2022, at 10:00 a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/EARN2022, and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and at any adjournments or postponements thereof. On or about March 29, 2022, we mailed a Notice of Internet Availability of Proxy Materials, or "Notice," and, to those shareholders that requested to receive a printed copy, the proxy statement, to holders of our common shares as of the close of business on March 22, 2022 and on the mailing date, such shareholders of record had the ability to access the Proxy Statement, the accompanying proxy card and our Annual Report to Shareholders, which includes our Annual Report on Form 10-K with audited financial statements as of and for the year ended December 31, 2021.
Our "Manager" refers to Ellington Residential Mortgage Management LLC, our external manager, and "EMG" refers to Ellington Management Group, L.L.C. and its affiliated investment advisory firms, including our Manager. In certain instances, references to our Manager and services to be provided to us by our Manager may also include services provided by EMG and its other affiliates from time to time. References to "Blackstone" mean The Blackstone Group Inc. The "Blackstone Funds" means the group of funds that are managed by an affiliate of Blackstone and that were one of our original investors.
QUESTIONS AND ANSWERS
Q.How will we solicit proxies for the Annual Meeting?
A.We are soliciting proxies by furnishing this Proxy Statement and proxy card to our shareholders. In addition, some of our trustees and officers and certain employees of EMG may make additional solicitations by telephone or in person without additional compensation for such activities. We will pay the solicitation costs and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.
We will employ Broadridge Financial Solutions, Inc. to receive and tabulate the proxies.
Q.When is the Annual Meeting?
A.The Annual Meeting is currently scheduled for May 17, 2022, at 10:00 a.m., Eastern Time.
Q.Who is entitled to vote?
A.All shareholders of record as of the close of business on March 22, 2022, which is the record date, are entitled to notice of and to vote at the Annual Meeting.
Q.What is the quorum for the Annual Meeting?
A.The presence at the Annual Meeting, in person or by proxy, of a majority of the votes entitled to be cast by the holders of all outstanding common shares of beneficial interest, $0.01 par value per share, of the Company, or "Common Shares," will constitute a quorum for the transaction of business. No business may be conducted at the meeting if a quorum is not present. As of the record date, 13,109,926 Common Shares were issued and outstanding. If less than a majority of our outstanding Common Shares entitled to vote are represented, in person or by proxy, at the Annual Meeting, the chairman of the meeting may adjourn or postpone the Annual Meeting to another date, time or place, not later than 120 days after the original record date of March 22, 2022. If a Common Share is deemed present at the Annual Meeting for any matter, it will be deemed present for all other matters. Pursuant to Maryland law, abstentions are treated as present for quorum purposes.
Q.How many votes do I have?
A.You are entitled to one vote for each whole Common Share you held as of the record date. Our shareholders do not have the right to cumulate their votes for trustees.

Q.How do I vote my shares prior to the Annual Meeting?
A.If you are a shareholder of record, meaning that your Common Shares are registered in your name, you have three voting options. You may vote:
By Mail—signed proxy card must be received by May 16, 2022
If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided.
Authorizing your proxy by mail will not limit your right to attend the Annual Meeting and vote your Common Shares online. Your proxy (either one or both of the individuals named in your proxy card) will vote your Common Shares per your instructions.
By Internet—until 11:59 p.m. Eastern Time on May 16, 2022
If you are a shareholder of record, you may follow the instructions and web address noted on your proxy card to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2022.
By Telephone—until 11:59 p.m. Eastern Time on May 16, 2022
If you are a shareholder of record, you may use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2022.
Q.Can I vote my shares during the Annual Meeting?
A.You may vote your shares during the Annual Meeting by visiting www.virtualshareholdermeeting.com/EARN2022 and following the instructions. You will need the 16-digit control number included in your proxy card, voting instruction form or Notice. You will be able to vote during the Annual Meeting until such time as the Chairman declares the polls closed.
Q.How do I vote my Common Shares that are held by my broker?
A.If you hold your Common Shares in "street name" through an account with a broker or bank, you may instruct your broker or bank to vote your Common Shares or revoke your voting instructions by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail and on the Internet.
Banks and brokers have the authority under New York Stock Exchange, or "NYSE," rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm for 2022 is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of customers who have not furnished voting instructions at least ten days before the date of the Annual Meeting. Unlike the proposal to ratify the appointment of our independent registered public accounting firm, the election of trustees and the advisory vote on executive compensation are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from their customers are required. As a result, banks and brokers are not allowed to vote any shares held by you in "street name" on these matters on your behalf unless you provide the bank or broker with specific voting instructions. Failure to provide the bank or broker that holds your shares with specific voting instructions on these non-routine matters will result in a "broker non-vote."
Beneficial owners of Common Shares held through the account of a bank or broker are advised that, if they do not timely provide instructions to their broker, their Common Shares will not be voted in connection with the election of trustees or the advisory vote on executive compensation.
Q.What am I voting on?
A.You will be voting on:
Proposal 1: The election of the six trustees nominated and recommended by the Board of Trustees, each to serve until the 2023 Annual Meeting of Shareholders or until such time as their respective successors are elected and qualified;
Proposal 2: An advisory (non-binding) "say on pay" vote to approve executive compensation; and
Proposal 3: A proposal to ratify the appointment of our independent registered public accounting firm for 2022.
No cumulative voting rights are authorized, and dissenter's rights are not applicable to these matters.

Q.What vote is required to approve the proposals assuming that a quorum is present at the Annual Meeting?
A.

Proposal	Vote Requirement
Proposal 1: Election of Trustees	A plurality of the votes cast for the election of each trustee nominee. The six nominees who receive the most votes will be elected.
Proposal 2: An Advisory (Non-Binding) "Say on Pay" Vote to Approve Executive Compensation	The affirmative vote of a majority of the votes cast at the Annual Meeting. Voting for Proposal 2 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board of Trustees or the Compensation Committee.
Proposal 3: Ratification of Appointment of Our Independent Registered Public Accounting Firm for 2022	The affirmative vote of a majority of the votes cast on this matter.
Q. How are abstentions and broker non-votes treated?
A. As discussed above, a "broker non-vote" occurs when a bank, broker, or other holder of record holding Common Shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Abstentions and broker non-votes will be treated as follows:

Proposal	Treatment of Abstentions and Broker Non-Votes
Proposal 1: Election of Trustees
Abstentions and Common Shares not represented at the Annual Meeting will have no effect on the election of trustees. Brokers are not entitled to vote on trustee elections and thus broker non-votes are not treated as votes cast and will have no effect on the election of trustees.

Proposal 2: An Advisory (Non-Binding) "Say on Pay" Vote to Approve Executive Compensation	Abstentions, broker non-votes and Common Shares not otherwise represented at the Annual Meeting are not treated as votes cast and will have no effect on the outcome of this proposal.
Proposal 3: Ratification of Appointment of Our Independent Registered Public Accounting Firm for 2022	Pursuant to Maryland law, abstentions and broker non-votes are not included in the determination of the Common Shares voting on such matters, but are counted for quorum purposes.
Because this is considered a routine matter under NYSE rules, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.
Q.Will there be any other items of business on the agenda?
A.The Board of Trustees does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Trustees. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.
Q.What happens if I submit my proxy without providing voting instructions on one or more proposals?
A.Proxies properly submitted will be voted at the Annual Meeting in accordance with your directions. If the properly submitted proxy does not provide voting instructions on a proposal, the proxy will be voted, except in the case of a broker non-vote, to elect (FOR) each of the trustee nominees listed in "Proposal 1—Election of Trustees," in favor of (FOR) "Proposal 2—An Advisory (Non-Binding) 'Say on Pay' Vote to Approve Executive Compensation," and in favor of (FOR) "Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm for 2022."
Q.Will anyone contact me regarding this vote?
A.No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Solicitations may be made by mail, telephone, facsimile, e-mail, or personal interviews.
Q.Who will pay for this proxy solicitation?
A.We will pay the entire expense of preparing, printing, and mailing the proxy materials and any additional materials furnished to shareholders. Proxies may be solicited by our trustees and officers and certain employees of EMG personally or by telephone without additional compensation for such activities. We also will request persons, firms, and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.
Q.May shareholders ask questions at the Annual Meeting?
A.Yes. You may vote and submit questions while attending the meeting online. You will need the sixteen-digit control number included on your Notice, your proxy card or on the instructions that accompanied your proxy materials in order to be able to enter the meeting.
Q.What does it mean if I receive more than one proxy card?
A.It probably means your Common Shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote by the methods provided by your broker to ensure that all your Common Shares are voted.
Q.Can I change my vote after I have voted?
A.Yes. A shareholder may revoke a proxy at any time prior to its exercise by filing with our Secretary a duly executed revocation of proxy, by properly submitting by mail a proxy to our Secretary bearing a later date or by attending the meeting online and voting. Attendance at the meeting will not by itself constitute revocation of a proxy.
Q.Can I find additional information on the Company's website?
A.Yes. Our Internet website is located at www.earnreit.com. Although the information contained on our website is not part of this Proxy Statement, you can view additional information on the website, such as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, charters of the committees of our Board and reports that we file with the Securities and Exchange Commission, or "SEC."
We are furnishing this Proxy Statement for the purpose of soliciting your proxy. The Board of Trustees of Ellington Residential Mortgage REIT requests that you submit your proxy to allow the representation and voting of your Common Shares at our Annual Meeting.

PROPOSAL 1: ELECTION OF TRUSTEES
Identifying and Evaluating Nominees for Trustee
Our Board is pleased to present six nominees for election to the Board at our Annual Meeting, all of whom currently serve as trustees on our Board and four of whom are considered independent in accordance with the requirements of the NYSE and our Corporate Governance Guidelines. Each trustee elected will serve until our next annual meeting of shareholders or until such time as his or her respective successor is elected and qualified. If any nominee is unable to stand for election for any reason, the persons appointed to vote your proxy may vote at our Annual Meeting for another candidate proposed by the Board, or the Board may choose to reduce the size of the Board. For additional information about how we identify and evaluate nominees for trustee, see "Corporate Governance—Information Regarding Our Board and Its Committees—Nominating and Corporate Governance Committee."
Information Regarding the Nominees
To assist you in assessing our Board's nominees, we have set forth below biographical descriptions and certain other information with respect to each nominee for election as a trustee at the Annual Meeting, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that such person should serve as a trustee.
Our Board recommends a vote "FOR" all of the nominees listed below for election as trustees (Proposal 1 on the proxy card).

Name and Position With Our Company	Age	Background Summary

Robert B. Allardice, III Chairman of the Board	75
Mr. Allardice has served as a member of our Board since May 2013 and was appointed as Chairman of the Board in January 2021. Mr. Allardice is also a director, member of the audit committee, and chairman of the finance, investment and risk management committee of The Hartford Financial Services Group, Inc. (NYSE: HIG), where he has served since September 2008. Mr. Allardice served as a director of GasLog Partners LP (NYSE: GLOP) from October 2014 to January 2021. Mr. Allardice retired in 1999 from his position as regional chief executive officer of Deutsche Bank Americas Holding Corporation, North and South America, or "DBAHC." Prior to joining Deutsche Bank, Mr. Allardice was a consultant to Smith Barney. Prior to consulting to Smith Barney, Mr. Allardice spent nearly 20 years in positions of increasing responsibility at Morgan Stanley & Co., Inc. He founded the company's Merger Arbitrage Department and later became Chief Operating Officer of the Equity Department. Mr. Allardice has served as a board member of Bankers Trust Company, Carlyle Capital Corporation Ltd., DBAHC and Worldwide Excellerated Leasing Limited. Mr. Allardice earned a B.A., cum laude, from Yale University and an MBA from Harvard University, where he graduated as a George F. Baker Scholar.
Our Board of Trustees believes that Mr. Allardice's more than 35 years of experience in the financial services industry, especially his experience as a senior executive officer engaged in strategic planning, risk management, talent development, financial management and financial reporting, and his service on the audit committee of an NYSE-listed company gives him the qualifications and skills to serve as a trustee of our Company.

Michael W. Vranos Co-Chief Investment Officer & Trustee	60
Mr. Vranos has been our Co-Chief Investment Officer since October 2012 and a member of our Board of Trustees since our inception in 2012. Mr. Vranos is also the Chief Executive Officer and President of our Manager. Mr. Vranos also serves as Co-Chief Investment Officer of Ellington Financial Inc. (NYSE: EFC) and was a director of EFC from its inception in 2007 until August 2018. Mr. Vranos is also the founder and Chief Executive Officer of EMG, which he founded in December of 1994 to capitalize on distressed conditions in the mortgage-backed securities, or "MBS," derivatives market. Until December 1994, he was the Senior Managing Director of Kidder Peabody, in charge of residential mortgage-backed securities, or "RMBS," trading. Mr. Vranos graduated magna cum laude, Phi Beta Kappa with a B.A. in Mathematics from Harvard University.
Our Board believes that Mr. Vranos' operational experience as Co-Chief Investment Officer of our Company, trading and market expertise and, in particular, his extensive experience in the mortgage securities business, give him the qualifications and skills to serve as a trustee of our Company.

Name and Position With Our Company	Age	Background Summary
Laurence Penn Chief Executive Officer, President & Trustee	60
Mr. Penn has been our Chief Executive Officer and President since October 2012 and has served as a member of our Board since our inception in 2012. Mr. Penn is also a Vice Chairman of EMG, where he helps oversee many functions of the firm. Mr. Penn is also the Executive Vice President of our Manager and serves on EMG's Investment and Risk Management Committee. Mr. Penn also serves as Chief Executive Officer, President, and a member of the Board of Directors of EFC. Mr. Penn has also served as a Trustee of Ellington Income Opportunities Fund, a closed-end management investment company, since October 2018. In EMG's earlier years, Mr. Penn was the senior portfolio manager primarily responsible for investments in Agency RMBS. Prior to joining EMG in 1995 shortly after its inception, Mr. Penn was at Lehman Brothers, where he was a Managing Director and co-head of CMO origination and trading, and where he specialized in the trading of CMO derivatives. Prior to trading CMOs and CMO derivatives, Mr. Penn was in charge of Lehman Brothers' structured transaction modeling group from 1987 to 1990, where he was responsible for the structuring, modeling and computer system design for MBS and ABS, and where he was the co-creator (with Jonathan Amsterdam) of "BondTalk," the first high-level programming language specifically designed to model CMOs. Mr. Penn began his career at Lehman Brothers in 1984, after receiving a Master of Advanced Study in Mathematics from Cambridge University, where he studied as both a National Science Foundation Fellow and Winston Churchill Scholar. Mr. Penn graduated summa cum laude, Phi Beta Kappa with a B.A. in Mathematics from Harvard University. Mr. Penn was one of five winners nationwide in the 1980 Putnam collegiate mathematics problem-solving competition, and represented the United States in the 21st International Mathematics Olympiad held in London, England.
Our Board believes that Mr. Penn's operational experience as President and Chief Executive Officer of our Company, risk management and trading expertise and, in particular, his extensive experience in the mortgage securities business, give him the qualifications and skills to serve as a trustee of our Company.

Ronald I. Simon, Ph.D.Trustee	83
Dr. Simon is a private investor and financial consultant to businesses. Dr. Simon has served as a member of our Board since May 2013, and is Chairman of the Nominating and Corporate Governance Committee. Dr. Simon has also served as a member of the Board of Directors of EFC since 2007 and was appointed as Chairman of the Board of Directors and Chairman of the Audit Committee of EFC in January 2021. From March 2003 through February 2006, when it was acquired by Wachovia Corp., Dr. Simon was a Director of WFS Financial, Inc., a publicly-traded financial services company specializing in automobile finance. From 1995 through 2002, Dr. Simon was a director of SoftNet Systems, Inc. ("SoftNet"), during 2001, he served as Acting Chairman, Chief Executive Officer, and Chief Financial Officer for SoftNet, Inc. From 2002 through August 2016 he was a director of its successor company, American Independence Corp. ("AIC"), a holding company engaged principally in the health insurance and reinsurance business. AIC was acquired by Independence Holdings Company ("IHC"), a holding company principally engaged in the disability, health insurance and pet insurance business, in August 2016, and he served as a director of IHC from August 2016 to February 2022, and as a member of the Audit Committee from November 2017 to February 2022. Dr. Simon earned a B.A. from Harvard University, an M.A. from Columbia University, and a Ph.D. from Columbia University Graduate School of Business.
Our Board believes that Dr. Simon's expertise in finance and his extensive service in senior officer positions and directorships of public companies in a variety of industries give him the qualifications and skills to serve as a trustee of our Company.

Name and Position With Our Company	Age	Background Summary
David J. Miller Trustee	62
Mr. Miller is currently a private investor and has served as a member of our Board since May 2013. Mr. Miller is a member of the board of StoneMor Inc. (NYSE: STON), and Figure Acquisition Corp. (NYSE: FACA). At STON he has served as the chairman of the Compensation, Nominations & Governance Committee and as a member of the Audit Committee since July 2019. At FACA he has served as the Chair of the Audit Committee since February 2021. He also serves on several private company boards, including Lombard International Assurance; J.G. Wentworth; and Prima Insurance. Mr. Miller previously served as the Chief Executive Officer of JGWPT Holdings, LLC, or its predecessor J.G. Wentworth, LLC from January 2009 until July 2014. Prior to joining J.G. Wentworth, LLC, in January 2009, Mr. Miller held various positions including: Executive Vice-President responsible for Ace Group's International Accident and Health Insurance Business, President and Chief Executive Officer of Kemper Auto and Home Insurance, and Chief Operating Officer of Providian Direct Insurance. Mr. Miller began his insurance career with Progressive Insurance where he held various positions over his seven-year career. Mr. Miller has a BSEE in electrical engineering from Duke University and an MBA in Finance from The Wharton School of the University of Pennsylvania. In November 2021 Mr. Miller was elected to serve a four-year term on the board of supervisors of Tredyffrin Township. He was previously a member of the New York Stock Exchange.
Our Board of Trustees believes that Mr. Miller's financial and management expertise and his valuable experience gained from his tenure as an executive and as a director of other companies in the financial services industry gives him the qualifications and skills to serve as a trustee of our Company.

Mary McBride Trustee	66
Ms. McBride has served as a member of our Board since March 2021. Ms. McBride was President of CoBank, ACB (“CoBank”), a cooperative bank and member of the Farm Credit System serving vital industries across rural America, from 2013 to 2016. Ms. McBride joined CoBank in 1993 and served as Vice President, Loan Policy & Syndications; Senior Vice President and Manager, Corporate Finance Division; Senior Vice President and Manager, Operations Division; Executive Vice President, Communications and Energy Banking Group; and Chief Operating Officer before being appointed Chief Banking Officer in 2010. Ms. McBride has served as a Director of CatchMark Timber Trust, Inc., a real estate company that invests in timberlands, since February 2018, and as a Director of Intrepid Potash Inc., a diversified minerals company, since May 2020. Before joining CoBank, Ms. McBride was Senior Vice President and Manager, Commercial Lending at First Interstate Bank of Denver, N.A., and prior to that served as Assistant Vice President, Energy & Utilities at First National Bank of Boston. Ms. McBride served on the Biomass Technical Advisory and Research Committee of the U.S. Departments of Energy and Agriculture from 2006 to 2012. She also previously served as Chair of Mile High United Way. Ms. McBride received a Bachelor of Arts in Political Science from Wellesley College, a Master of Science in European Studies from the London School of Economics and a Master of Science in Applied Economics and International Management and Finance from the Sloan School of Management at the Massachusetts Institute of Technology.
Our Board of Trustees believes that Ms. McBride's experience as president of CoBank, together with her experience serving as a board member for two other publicly traded companies, give her the qualifications and skills to serve as a trustee of our Company.

PROPOSAL 2: AN ADVISORY (NON-BINDING) "SAY ON PAY" VOTE
TO APPROVE EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act of 1934, as amended, or the "Exchange Act," provides our shareholders with an advisory "say on pay" vote to approve our executive compensation. Although the "say on pay" vote is advisory and is not binding on our Board, the Board values shareholders' opinions and the Compensation Committee will take into consideration the outcome of the vote when making future executive compensation decisions.
At the 2019 annual meeting, we asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers each year, every two years, or every three years. Because at our 2019 annual meeting our shareholders voted in favor of an annual advisory vote, we are again asking our shareholders to vote (non-binding) to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules.
As an externally managed company, we do not pay or provide benefits, nor do we reimburse the cost of any compensation or benefits paid by our Manager, EMG or their affiliates, to our executive officers, with the exception that, under the terms of the management agreement between us and our Manager, we reimburse our Manager for the costs of the wages, salaries, and benefits incurred by our Manager or EMG with respect to our partially dedicated Chief Financial Officer and our partially dedicated Chief Operating Officer, subject to the approval of the amount of such reimbursement by our Compensation Committee. In addition, our Manager has the right, but not the obligation, to provide us with other dedicated or partially dedicated personnel if approved by the independent members of our Board. Such other dedicated or partially dedicated personnel could include personnel who are deemed executive officers. In the event our Manager elects to provide us with other dedicated or partially dedicated personnel and such personnel are approved by the independent members of our Board, we would be required to bear a pro rata portion of the costs of the wages, salaries and benefits incurred by our Manager with respect to such personnel based on the percentage of their working time and efforts spent on matters related to our company, subject to the approval of such reimbursement amounts by our Compensation Committee. For the 2021 fiscal year, our partially dedicated Chief Financial Officer and partially dedicated Chief Operating Officer were the only executive officers for whom we reimbursed the costs of the wages, salaries and benefits incurred by our Manager. Finally, we have the discretion to pay annual cash bonuses and make incentive equity awards to our partially dedicated Chief Financial Officer, our partially dedicated Chief Operating Officer, and any other partially dedicated personnel designated by our Manager and approved by our independent trustees in amounts that are subject to approval by our Compensation Committee.
This advisory "say on pay" vote gives our shareholders the opportunity to express their views on the compensation we pay to our named executive officers, which in this case is solely our partially dedicated Chief Financial Officer and our partially dedicated Chief Operating Officer, as disclosed in this Proxy Statement. The Board believes that the current compensation of our partially dedicated Chief Financial Officer and our partially dedicated Chief Operating Officer provides fair compensation designed to retain and motivate them and properly aligns their interests with those of our shareholders.
For these reasons, the Board recommends that our shareholders vote in favor of the following resolution:
"Resolved, that our shareholders approve, on an advisory basis, the compensation we pay to our Company's named executive officers, which in this case is our partially dedicated Chief Financial Officer and our partially dedicated Chief Operating Officer, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation tables and the narrative discussion."
Our Board recommends a vote "FOR" approval of this resolution (Proposal 2 on the proxy card).

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022
The Audit Committee has appointed PricewaterhouseCoopers LLP, or "PwC," as our independent registered public accounting firm to audit the financial statements of our Company and its subsidiaries for the year ending December 31, 2022. Although shareholder approval is not required, we desire to obtain from our shareholders an indication of their approval or disapproval of the Audit Committee's action in appointing PwC as the independent registered public accounting firm of our Company. Although we seek ratification of the appointment of PwC as our independent registered public accounting firm, the ratification of the appointment of PwC does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of our Company and shareholders. If our shareholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Trustees.
PwC has advised the Audit Committee that they are an independent accounting firm with respect to our Company and its subsidiaries within the meaning of standards established by the American Institute of Certified Public Accountants, or the "AICPA," the Public Company Accounting Oversight Board, or the "PCAOB," the Independence Standards Board and federal securities laws. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
PwC's 2021 and 2020 Fees
PwC's fees for professional services rendered in or provided for 2021 and 2020, as applicable, were:

	2021	2020
Audit Fees	$533,825	$451,000
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	1,364	1,364
Total Fees	$535,189	$452,364
Audit Fees—Audit fees consist of fees billed by PwC related to the audit of our consolidated financial statements, the issuance of comfort letters and SEC consents and certain agreed upon procedures and other attestation reports including fees for such services provided in connection with our public offerings. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.
Audit-related Fees—Audit-related fees consist of fees billed or expected to be billed by PwC for other audit and attest services, financial accounting, reporting and compliance matters and risk and control reviews. Fees for audit-related services are for those services rendered during each fiscal year.
Tax Fees—Tax fees consist of fees billed or expected to be billed by PwC for tax compliance, advisory and planning services rendered during the fiscal year.
All Other Fees—All other fees mostly consist of costs associated with certain online subscription services.
Audit Committee Pre-Approval Policies and Procedures
On at least an annual basis, the Audit Committee pre-approves a list of services and sets pre-approval fee levels that may be provided by PwC without obtaining engagement specific pre-approval from the Audit Committee. The pre-approved list of services consists of audit services, audit-related services, tax services and all other services. All requests or applications for PwC audit services, audit-related services, tax services, or all other services must be submitted to our Chief Financial Officer to determine if the services are included within the pre-approved list of services that have received Audit Committee pre-approval. Any type of service that is not included on the pre-approved list of services must be specifically approved by the Audit Committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the Audit Committee or its designee. The Audit Committee has chosen the Audit Committee Chairman as its designee.
All of the fees paid to PwC in 2021 were pre-approved by the Audit Committee, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.
Our Board recommends a vote "FOR" ratification of the appointment of PwC as our independent registered public accounting firm for 2022 (Proposal 3 on the proxy card).

CORPORATE GOVERNANCE
The Board of Trustees
Our business is managed through the oversight and direction of our Board of Trustees, which has established investment guidelines for our Manager to follow in its day-to-day management of our business. Our Manager is an affiliate of EMG, a private investment management firm and registered investment advisor that specializes in fixed income strategies, and is responsible for administering our business activities and day-to-day operations. Our Board is currently comprised of six trustees. The trustees are informed about our business at meetings of our Board and its committees and through supplemental reports and communications. Our independent trustees meet regularly in executive sessions without the presence of our corporate officers.
Our Board has established three standing committees that are comprised solely of independent trustees, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the trustees on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the trustees on that committee.
Trustee Independence
Our Board has determined that four of our six current trustees and nominees are independent trustees as defined by the requirements of the NYSE and our Corporate Governance Guidelines. Our Board has adopted, through its approval of our Corporate Governance Guidelines, the categorical standards prescribed by the NYSE to assist the Board in evaluating the independence of each of our trustees and nominees. The categorical standards describe various types of relationships that could potentially exist between a board member and our Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and our Board determines, after taking into account all facts and circumstances, that no other material relationship between our Company and the trustee exists of a type not specifically mentioned in the categorical standards, our Board will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:
1.A trustee who is, or who has been within the last three years, an employee of our Company or any of its affiliates, or whose immediate family member is, or has been within the last three years, an executive officer of our Company or any of its affiliates.
2.A trustee who has received or who has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our Company (excluding trustee and committee fees, and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service).
3.(A) A trustee who is or whose immediate family member is a current partner of a firm that is our internal or external auditor; (B) a trustee who is a current employee of such a firm; (C) a trustee who has an immediate family member who is a current employee of such a firm and who personally works on our audit; or (D) a trustee who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.
4.A trustee who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executives at the same time serves or served on that company's compensation committee.
5.A trustee who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues (as reported for the last completed fiscal year).
Pursuant to our Corporate Governance Guidelines, our Board also considers a trustee's charitable relationships in determining independence. A trustee who is an officer, director, or trustee of a charitable or non-profit organization will not be considered to have a material relationship with our Company that impairs the trustee's independence so long as our contributions to the entity in any single fiscal year (excluding amounts contributed by our Company under its employee matching gift program) are less than $100,000 or 2% of such entity's consolidated gross revenues (whichever is greater).
Under these criteria, our Board has determined that the following members that are nominated to be trustees of our Board are independent: Robert B. Allardice, III, David J. Miller, Mary McBride, and Ronald I. Simon, Ph.D.

Executive Sessions of Our Independent Trustees
In accordance with NYSE requirements and our Corporate Governance Guidelines, the independent trustees of our Board meet in executive session at least quarterly, without management present. Generally, these executive sessions follow a regularly scheduled quarterly meeting of our Board. In 2021, the independent trustees of our Board met in executive session five times without management. Our Chairman typically presides over such executive sessions of our independent trustees.
Information Regarding Our Board and Its Committees
Trustees are expected to attend all of our regular and special meetings of the Board and all meetings of the committees on which they serve. In 2021, there were 14 meetings of the Board, and all of the current trustees attended at least 75% of the meetings of both the Board and committees on which they served.
We have a policy that trustees attend our annual meetings of shareholders. Mr. Miller, Mr. Allardice, Dr. Simon, Mr. Vranos, Mr. Penn, and Ms. McBride attended the 2021 Annual Meeting of Shareholders.
Our Board of Trustees has established three standing committees of the Board: Audit, Compensation, and Nominating and Corporate Governance. The charter for each committee, more fully describing the responsibilities of each committee, can be found on our website at www.earnreit.com under the "For Our Shareholders—Corporate Governance" section. Pursuant to their charters, each of these committees is comprised solely of independent trustees. The table below indicates our current committee membership and the number of times each committee met in 2021.

Trustee Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert B. Allardice, III	Chair	Member	Member
David J. Miller	Member	Chair	Member
Mary McBride	Member	Member	Member
Ronald I. Simon, Ph.D.	Member	Member	Chair
Number of Meetings in 2021	7	7	5
Our committees make recommendations to the Board as appropriate and regularly report on their activities to the entire Board.
Audit Committee
Pursuant to its charter, our Audit Committee assists the Board in overseeing (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications and independence of our independent auditors; and (4) the performance of our independent auditors and internal audit function.
Each member of the Audit Committee meets the independence requirements of the NYSE and SEC rules and regulations, and each is financially literate. Our Board has determined that Mr. Allardice, the chairman of our Audit Committee, Ms. McBride, Mr. Miller and Dr. Simon are "audit committee financial experts" as that term is defined by the SEC and that each satisfies the financial expertise requirements of the NYSE.
Compensation Committee
Pursuant to its charter, the Compensation Committee's principal functions are to assist the Board in discharging its responsibilities relating to (1) compensation of our trustees and officers; (2) review, approval, and administration of compensation plans and programs and other benefit plans for our trustees, officers, employees, and consultants and other third parties who perform services for us; and (3) compensation of our Manager.
Our Board has determined that each member of the Compensation Committee meets the independence requirements of the NYSE that apply to compensation committee members.
Nominating and Corporate Governance Committee
Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for identifying, recruiting, considering and recommending to our Board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at our annual meetings of shareholders. It also reviews the background and qualifications of individuals being considered as trustee candidates pursuant to attributes and criteria established by the committee and the Board from time to time. It reviews and makes recommendations on matters involving general operation of our Board and our corporate governance, and annually recommends to our Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of our Board's performance as a whole and of the individual trustees and reports thereon to the Board. The committee is responsible for reviewing and approving in advance any related party transactions, other than related party transactions which have been pre-approved pursuant to pre-approval guidelines to address specific categories of transactions, which the committee reviews, evaluates and updates, as appropriate, from time to time.
In selecting candidates to recommend to our Board as trustee nominees, the Nominating and Corporate Governance Committee looks at a number of attributes and criteria, including experience, skills, expertise, diversity of experience, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board. The Nominating and Corporate Governance Committee views diversity as a positive factor in considering director candidates, but it does not have a formal policy about diversity of board members, and neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits. In assessing the needs of the Board, the Nominating and Corporate Governance Committee and our Board review and consider from time to time the requisite skills and characteristics of individual trustees as well as the composition of the Board as a whole. After completing its evaluation of individual trustee nominees and our Board as a whole, our Board concluded that the six nominees for trustee named in this Proxy Statement collectively have the experience, qualifications, attributes and skills to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of the Company and its shareholders and a dedication to enhancing shareholder value.
The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders for service on our Board. For more information regarding the procedure required for trustee candidates recommended by shareholders, see "General Information—Shareholder Proposals."
Board Leadership Structure
While the roles are currently separated, our Board of Trustees has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. Instead, the Board believes this determination is part of the succession planning process and should be considered upon the appointment or re-appointment of a Chief Executive Officer. The Board of Trustees believes that the current separation of the role of Chief Executive Officer and Chairman of the Board is appropriate because it allows our Chief Executive Officer to focus on running our business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.
Board Oversight of Risk
Our Board of Trustees believes an effective risk management system will (1) timely identify the material risks that we face; (2) communicate necessary information with respect to material risks to our principal executive officer or principal financial officer and officers of our Manager and, as appropriate, to our Board of Trustees or relevant committee thereof; (3) implement appropriate and responsive risk management strategies consistent with our risk profile; and (4) integrate risk management into management and our Board's decision-making.
EMG has an Investment and Risk Management Committee that advises and consults with our senior management team with respect to, among other things, our investment policies, portfolio holdings, financing and hedging strategies, and investment guidelines. The members of the Investment and Risk Management Committee include two of our trustees, Mr. Vranos and Mr. Penn, as well as one of our officers, Mark Tecotzky. The Audit Committee has been designated by our Board to take the lead in overseeing risk management. As part of its oversight function, the Audit Committee receives briefings provided by members of the Investment and Risk Management Committee, officers of our Manager and various advisors to our Company regarding the adequacy of our risk management processes. The Audit Committee also regularly receives briefings from our internal auditor. In addition, the Audit Committee receives regular reports from management on cybersecurity and related risks. Our Board also encourages our officers and the officers of our Manager to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations and continually works with our officers, the officers of our Manager and our advisors to assess and analyze the most likely areas of future risk for our Company. In addition, our Compensation Committee has reviewed its compensation policies and practices with respect to certain employees of the Manager who are dedicated or partially dedicated to providing services to the Company taking into consideration risk management practices and risk-taking incentives. Following such review, we determined that our compensation policies and practices for such employees do not create risks that are reasonably likely to have a material adverse effect on us.

Code of Business Conduct and Ethics
Our Board of Trustees has established a Code of Business Conduct and Ethics that applies to our officers and trustees and to our Manager's and certain of its affiliates' officers, trustees and employees when such individuals are acting for or on our behalf. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•compliance with applicable governmental laws, rules, and regulations;
•prompt internal reporting of violations of the code to appropriate persons identified in the Code of Business Conduct and Ethics; and
•accountability for adherence to the Code of Business Conduct and Ethics.
EMG also has its own Code of Ethics with which employees of EMG and our Manager, including officers of our Company, must also comply. Our Code of Business Conduct and Ethics is intended to complement EMG's Code of Ethics. To the extent there is any conflict between our Code of Business Conduct and Ethics and EMG's Code of Ethics with respect to the officers of our Company and the officers, employees, and other personnel of EMG and our Manager who perform services for or on our behalf, the provisions of our Code of Business Conduct and Ethics will control, except to the extent that the provisions of EMG's Code of Ethics are more restrictive, in which case the provisions of EMG's Code of Ethics will control. Any waiver of our Code of Business Conduct and Ethics of our executive officers or trustees may be made only by our Board or one of its committees.
We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K by posting such information on our website at www.earnreit.com under the "For Our Shareholders—Corporate Governance" section of the website.
Communications with Our Board
Our Board has established a process for shareholders and other interested parties to communicate with the members of our Board, any trustee (including the Chairman of the Board), non-management members of the Board as a group or any committee. To do so, a shareholder or other interested party may send a letter addressed to Attention: Secretary, Ellington Residential Mortgage REIT, 53 Forest Avenue, Old Greenwich, Connecticut 06870. The Secretary will forward all such communications to our trustees.
Availability of Our Corporate Governance Materials
Shareholders may view our corporate governance materials, including the written charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.earnreit.com under the "For Our Shareholders—Corporate Governance" section of the website. A copy of any of these documents will be provided free of charge to any shareholder upon request by writing to Ellington Residential Mortgage REIT, 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attention: Secretary. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

CORPORATE RESPONSIBILITY
EMG is committed to corporate responsibility. We recognize the importance of environmental, social and governance ("ESG") policies, and we believe that the implementation of ESG policies benefits EMG's employees, supports long-term stockholder performance, and makes a positive impact on the environment and society as a whole. EMG has a standing ESG Committee to address a variety of issues, including EMG's impact on the environment, increasing the diversity of EMG's workforce, employee engagement, and community involvement. We assess the interests of all stakeholders—stockholders, employees, service providers, lenders, and the surrounding community—when determining the long-term goals of our business. In doing so, we prioritize strong ESG practices, active stockholder engagement, a commitment to significant disclosure and transparency, and supportive employment practices.
Environmental
As an investment firm with approximately 170 employees, the vast majority of whom work out of EMG's offices in Old Greenwich, CT and New York, NY, we believe that EMG's corporate footprint and business operations have a relatively modest impact on the environment. Nevertheless, we believe in promoting a sustainable environment by using resources as efficiently and responsibly as practicable. Our commitment to these principles is reflected in our daily activities in a variety of ways:
•EMG's offices are conveniently located near mass transportation, which enables our employees to commute efficiently. Further, EMG provides financial support and incentives to employees who use public transportation.
•To reduce energy usage, EMG uses Energy Star® certified desktops, monitors, and printers, and utilizes motion sensor lighting and cooling to reduce energy usage in non-peak hours.
•To reduce waste and promote a cleaner environment, EMG uses green cleaning supplies and kitchen products; recycles electronics, ink cartridges, and packaging; provides recycling containers to employees; and uses water coolers.
•EMG also attempts to reduce the number of single use cups and plastic water bottles in its offices.
Social
Human Capital
Behind our success is EMG's most notable asset, its employees. To foster the health and well-being of EMG's employees and their families, full-time employees have access to robust health and wellness programs. EMG employee benefits include:
•EMG bears the cost of medical, prescription, dental, life, and long-term disability insurance;
•Paid parental leave;
•Gym subsidies;
•In-office flu shot clinics; and
•401(k) plan.
To attract and retain talent, EMG supports the professional development of its employees with a variety of opportunities for personal growth through training, education support, mentorship programs, and internships, including:
•Professional training includes a lunch and learn series and reimbursement for continuing professional education for Certified Public Accountants, continuing education for Chartered Financial Analysts, and continuing legal education for attorneys;
•All employees participate in mid-year and/or annual performance reviews; and
•Approximately 29% of open positions were filled internally in 2021; the average tenure of EMG employees is over 7 years.
EMG also supports professional development through affinity groups, such as a women’s networking group.
EMG is committed to enhancing gender, racial, and ethnic diversity throughout the organization, as stated in its Diversity and Inclusion Policy, and has engaged a women-owned recruiting firm focused exclusively on women and minority recruiting on college campuses.
Investment Strategies
We invest in a diverse array of financial assets. As part of our investment strategy, we are a provider of capital to the U.S. housing market, enhancing liquidity in the residential real estate mortgage market and, in turn, facilitating home ownership and stability within communities.

Charitable Activity
EMG and senior members of management sponsor numerous charitable causes. EMG also supports employee charitable contributions with a matching gift program, hosting food drives, and other community events.
Governance
We are committed to strong alignment with our stakeholders in governance, ethics, and compliance. We operate under a code of business conduct and ethics, and all employees are required to undertake compliance training annually. We have an established whistleblower policy and hotline to encourage transparency and accountability.
In addition, we have a policy that our trustees and officers and EMG personnel are not permitted to engage in trading designed to hedge or offset any decrease in the market value of our securities.
For more information about our corporate governance practices, see "Corporate Governance" above.

TRUSTEE COMPENSATION
Any member of our Board who is also an employee of our Manager, Blackstone, EMG or their respective affiliates does not receive additional compensation for serving on our Board of Trustees.
For the year ended December 31, 2021, each independent trustee received an annual cash retainer of $60,000. Effective January 1, 2022, the Compensation Committee recommended, and the Board approved, an increase in each non-employee director's annual cash retainer to $65,000. For the year ended December 31, 2021, the Chairman of our Board and the Chairman of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of our Board also received an additional annual cash retainer of $25,000, $15,000, $7,500, and $7,500, respectively. In addition, our independent trustees were eligible to receive restricted Common Shares and other share-based awards under our 2013 Equity Incentive Plan, and each received an award of $47,500 of restricted Common Shares in 2021 pursuant to our 2013 Equity Incentive Plan. Restricted Common Share award grants to our independent trustees are made annually, typically in the third quarter.
We reimburse our trustees for their travel expenses incurred in connection with their attendance at full Board and committee meetings as well as the Annual Meeting of Shareholders and certain trustee education events.
Compensation of Our Trustees in 2021
The table below describes the compensation earned by our trustees in 2021.

Name	Fees Earned or Paid in Cash	Restricted Common Share Awards (1)		All Other Compensation(2)	Total Compensation
Robert B. Allardice, III(3)	$98,253	$47,500	(4)	$5,331	$151,084
David J. Miller	67,500	47,500	(5)	5,331	120,331
Thomas F. Robards(6)	23,844	—		3,229	27,073
Ronald I. Simon, Ph.D.	67,500	47,500	(7)	5,331	120,331
Mary McBride(8)	45,323	47,500	(9)	2,102	94,925
Menes O. Chee(10)	—	—		—	—
C.C. Melvin Ike(11)	—	—		—	—
Laurence Penn	—	—		—	—
Michael W. Vranos	—	—		—	—
(1)All share-based awards were granted pursuant to our 2013 Equity Incentive Plan. The aggregate grant date fair value was calculated in accordance with the Financial Accounting Standards Board's, or "FASB," Accounting Standards Codification, or "ASC," Topic 718 based on the closing sale price for our Common Shares on the NYSE on the date of grant.
(2)Amounts represent dividends paid on unvested restricted Common Share awards in 2021.
(3)Mr. Allardice was appointed as Chairman of the Board on January 27, 2021.
(4)Mr. Allardice received 4,204 restricted Common Shares with a grant date fair value of $47,500. These restricted Common Shares were granted on September 14, 2021 and will vest, subject to certain limitations, on September 13, 2022.
(5)Mr. Miller received 4,204 restricted Common Shares with a grant date fair value of $47,500. These restricted Common Shares were granted on September 14, 2021 and will vest, subject to certain limitations, on September 13, 2022.
(6)Mr. Robards stepped down as Chairman of the Board on January 27, 2021, and was not renominated for reelection at our 2021 annual meeting, and did not serve on the Board after May 13 2021, the date of our 2021 annual meeting.
(7)Dr. Simon received 4,204 restricted Common Shares with a grant date fair value of $47,500. These restricted Common Shares were granted on September 14, 2021 and will vest, subject to certain limitations, on September 13, 2022.
(8)Ms. McBride was appointed to the Board as an independent trustee on March 30, 2021.
(9)Ms. McBride received 4,204 restricted Common Shares with a grant date fair value of $47,500. These restricted Common Shares were granted on September 14, 2021 and will vest, subject to certain limitations, on September 13, 2022.
(10)Mr. Chee resigned as a member of the Board effective February 12, 2021.
(11)Mr. Ike was appointed to the Board effective February 12, 2021 and resigned from the Board on June 23, 2021 in accordance with the Shareholders' Agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Each of our trustees and trustee nominees and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. The Nominating and Corporate Governance Committee generally reviews any past or proposed transactions between our Company and related persons (as such term is defined in Item 404 of Regulation S-K). If we believe a transaction is significant to us and raises particular conflict of interest issues, the Nominating and Corporate Governance Committee will discuss the matter with legal or other appropriate counsel to evaluate and approve the transaction.
Transactions Effected by EMG and its Affiliates in Respect of Our Portfolio
Mr. Vranos, our Co-Chief Investment Officer and Trustee, Mr. Penn, our Chief Executive Officer, President and Trustee, Mark Tecotzky, our Co-Chief Investment Officer, and Daniel Margolis, our General Counsel, each also serves as an officer of EMG. We may from time to time enter into certain "related party transactions" with EMG and its affiliates including, subject to certain conditions and limitations, cross transactions, principal transactions and the purchase of securities in other accounts of EMG which are described in the written management agreement with our Manager.
•Cross Transactions—defined as transactions between us or one of our subsidiaries, on the one hand, and an account (other than us or one of our subsidiaries) managed by EMG or our Manager, on the other hand. It is EMG policy to engage in a cross transaction only when the transaction is in the best interests of, and is consistent with the objectives and policies of, both accounts involved in the transaction. EMG or our Manager may enter into cross transactions where it acts both on our behalf and on behalf of the other party to the transaction. Upon written notice to our Manager, we may at any time revoke our consent to our Manager's executing cross transactions. Additionally, unless approved in advance by a majority of our independent trustees or pursuant to and in accordance with a policy that has been approved by a majority of our independent trustees, all cross transactions must be effected at the then-prevailing market prices. Pursuant to our Manager's current policies and procedures, assets for which there are no readily observable market prices may be purchased or sold in cross transactions (1) at prices based upon third party bids received through auction, (2) at the average of the highest bid and lowest offer quoted by third party dealers, or (3) according to another pricing methodology approved by our Manager's Chief Compliance Officer.
•Principal Transactions—defined as transactions between EMG or our Manager (or any related party of EMG or our Manager, which includes employees of EMG and our Manager and their families), on the one hand, and us or one of our subsidiaries, on the other hand. Certain cross transactions may also be considered principal transactions whenever our Manager, EMG (or any related party of EMG or our Manager, which includes employees of EMG and our Manager and their families) have a substantial ownership interest in one of the transacting parties. Our Manager is only authorized to execute principal transactions with the prior approval of a majority of our independent trustees and in accordance with applicable law. Such prior approval includes approval of the pricing methodology to be used, including with respect to assets for which there are no readily observable market prices.
•Investment in other EMG accounts—pursuant to the management agreement, although we have not done so to date, if we invest at issuance in the equity of any collateralized debt obligation, or "CDO," that is managed, structured or originated by EMG or one of its affiliates, or if we invest in any other investment fund or other investment for which EMG or one of its affiliates receives management, origination or structuring fees, then, unless agreed otherwise by a majority of our independent trustees, the base management fees payable by us to our Manager will be reduced by (or our Manager will otherwise rebate to us) an amount equal to the applicable portion (as described in the management agreement) of any such management, origination or structuring fees.
•Split price executions—pursuant to the management agreement, our Manager is authorized to combine purchase or sale orders on our behalf together with orders for other accounts managed by EMG, our Manager or their affiliates and allocate the securities or other assets so purchased or sold, on an average price basis or other fair and consistent basis, among such accounts.
To date, we have not entered into any cross transactions with other EMG-managed accounts or principal transactions with EMG, or invested in other EMG accounts.
Management Agreement
We entered into a management agreement with our Manager upon our inception in September 2012, pursuant to which our Manager provides for the day-to-day management of our operations. Mr. Vranos, our Co-Chief Investment Officer and Trustee, Mr. Penn, our Chief Executive Officer, President and Trustee, Mark Tecotzky, our Co-Chief Investment Officer, Christopher Smernoff, our Chief Financial Officer, JR Herlihy, our Chief Operating Officer, and Daniel Margolis, our General Counsel, each also serves as an officer of our Manager. The management agreement, as amended, requires our Manager to manage our assets, operations, and affairs in conformity with the policies and the investment guidelines that are approved and monitored by our Board of Trustees. A description of the material terms of the management agreement is included in "Item 1. Business—Management Agreement" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Management Fees
Under the management agreement, we pay our Manager a management fee quarterly in arrears in an amount equal to 1.50% per annum of our shareholders' equity, with shareholders' equity being calculated, as of the end of any fiscal quarter, as (a) the sum of (1) the net proceeds from any issuances of common shares or other equity securities of our company or Ellington Residential Mortgage LP, our operating partnership subsidiary, which we refer to as our "Operating Partnership," (without double counting) since inception, plus (2) our and our Operating Partnership's (without double counting) retained earnings (expressed as a positive number) or accumulated deficit (expressed as a negative number), as the case may be, calculated in accordance with U.S. Generally Accepted Accounting Principles, or "U.S. GAAP," at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that we or our Operating Partnership has paid to repurchase our Common Shares, limited partnership interests in our Operating Partnership, or other equity securities since inception. Shareholders' equity excludes (1) non-cash equity compensation expenses that have impacted shareholders' equity as reported in our financial statements prepared in accordance with U.S. GAAP, and (2) one-time events pursuant to changes in U.S. GAAP, and certain non-cash items not otherwise described above in each case, after discussions between our Manager and our independent trustees and approval by a majority of the independent trustees. Our shareholders' equity, for purposes of calculating the management fee, could be greater or less than the amount of shareholders' equity shown on our financial statements.
Total management fees incurred for each of the years ended December 31, 2021 and 2020 were approximately $2.4 million.
Services Agreement
Our Manager is party to a services agreement with EMG, pursuant to which EMG provides to our Manager the personnel, services, and resources as needed by our Manager to enable our Manager to carry out its obligations and responsibilities under the management agreement. We are a named third-party beneficiary to the services agreement and, as a result, have, as a non-exclusive remedy, a direct right of action against EMG in the event of any breach by our Manager of any of its duties, obligations or agreements under the management agreement that arise out of or result from any breach by EMG of its obligations under the services agreement. The services agreement will terminate upon the termination of the management agreement. Pursuant to the services agreement, our Manager makes certain payments to EMG in connection with the services provided. Our Manager and EMG are under common ownership and control. As a result, all management fee compensation earned by our Manager and all service agreement fees earned by EMG accrue to the common benefit of the owners of our Manager and EMG, namely EMG Holdings, L.P. and VC Investments L.L.C., other than in respect of the special non-voting membership interests that the Blackstone Funds held in the EMG affiliate that owns our Manager, which entitled the holders thereof to receive distributions equal to a percentage of the management fees earned by our Manager. In August 2021, an EMG affiliate repurchased the special non-voting membership interests from the Blackstone Funds.

Shareholders' Agreement
We are party to a shareholders' agreement with the Blackstone Funds and affiliates of EMG comprising our initial investors. Pursuant to the terms of the shareholders' agreement, we have agreed to cause up to two individuals designated by EMG and one individual designated by the Blackstone Funds to be nominated for election as trustees from the effective time of the shareholders' agreement until such rights expire in accordance with the agreement. The shareholders' agreement also provides that, while we are required to nominate their designees for election as trustees, EMG and the Blackstone Funds have the exclusive right to designate a nominee to fill any vacancy on our Board of Trustees created by the death, removal or resignation of one of their designees. All remaining individuals nominated for election as trustees will be nominated in accordance with our bylaws in effect from time to time; provided, however, that the composition of our Board of Trustees and each committee thereof must satisfy all listing requirements of the NYSE or such other national exchange on which our Common Shares are then listed. Pursuant to the shareholders' agreement, EMG's right to designate trustee nominees will expire upon the termination of our Manager (or any of its affiliates) as external manager of our company, while the Blackstone Funds' right to designate a trustee nominee will expire upon the earlier to occur of (i) the Blackstone Funds and its permitted transferees beneficially owning, in the aggregate, 70% or less of the Common Shares that they owned upon the completion of our initial public offering, (ii) their sale or disposition of any of their special non-voting membership interests in the EMG affiliate that owns our Manager or (iii) upon the mutual written agreement of EMG and the Blackstone Funds. Finally, the shareholders' agreement may only be amended with the approval of a majority of the independent trustees of our Board of Trustees. In June 2021, the shareholders' agreement automatically terminated with respect to the rights of the Blackstone Funds because they owned less than 70% of the Common Shares that they owned upon the completion of our initial public offering.
Registration Rights Agreement
We are a party to a registration rights agreement with an affiliate of EMG and the Blackstone Funds pursuant to which we have granted such EMG affiliate and the Blackstone Funds and each of their permitted transferees and other holders of our "Registrable Common Stock" (as such term is defined in the registration rights agreement) who become a party to the registration rights agreement with certain demand and/or piggy-back registration and shelf takedown rights. In April 2021, the Blackstone Funds registered all of their Registrable Common Stock.
Compensation of Trustees
Our non-independent trustees and our former trustees that are employed by Blackstone do not receive compensation for serving on our Board. For information regarding the compensation of our independent trustees, see "Trustee Compensation" above.
Indemnification Agreements
We have entered into indemnification agreements with our trustees and executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law and pay such persons' expenses in defending any civil or criminal proceedings in advance of final disposition of such proceeding.

EXECUTIVE OFFICERS

Name and Position With Our Company	Age	Background Summary
Laurence Penn Chief Executive Officer, President & Trustee	60	See "Proposal 1: Election of Trustees—Information Regarding the Nominees."

Michael W. Vranos Co-Chief Investment Officer & Trustee	60	See "Proposal 1: Election of Trustees—Information Regarding the Nominees."

Mark Tecotzky Co-Chief Investment Officer	60	Mr. Tecotzky has been our Co-Chief Investment Officer since October 2012 and the Co-Chief Investment Officer of EFC since March 2008. Mr. Tecotzky is also Vice Chairman - Co-Head of Credit Strategies of EMG, and head portfolio manager for all MBS/ABS credit. Prior to joining EMG in July 2006, Mr. Tecotzky was the senior trader in the mortgage department at Credit Suisse. He developed and launched several of its securitization vehicles, including hybrid adjustable-rate mortgages, or "ARMs," and second liens, and subsequently ran its hybrid ARM business, including conduit pricing, servicing sales, monthly securitization, trading of Agency/non-Agency hybrids of all ratings categories and managing and hedging the residual portfolio. Prior to joining Credit Suisse, Mr. Tecotzky worked with Mr. Vranos and many of the other EMG principals at Kidder Peabody, and traded Agency and non-Agency pass-throughs and structured CMOs as a Managing Director. Mr. Tecotzky holds a B.S. from Yale University, and received a National Science Foundation fellowship to study at MIT.

Christopher Smernoff Chief Financial Officer	45	Mr. Smernoff joined EMG in January 2007 and has served as our Chief Financial Officer since April 2018. Mr. Smernoff also served as our Controller from April 2013 to April 2018. Mr. Smernoff is responsible for managing all aspects of our finance and accounting operations. In addition, Mr. Smernoff has served as the Chief Accounting Officer of EFC since April 2018. Prior to that Mr. Smernoff served as EFC's Controller since February 2010. From January 2007 through February 2010, Mr. Smernoff was an Assistant Controller for various private entities managed by EMG. Prior to January 2007, Mr. Smernoff was employed as a manager in the assurance practice of PricewaterhouseCoopers LLP, where he was primarily focused on providing audit and accounting services to a variety of clients in the investment management industry. Mr. Smernoff is a member of the American Institute of Certified Public Accountants and holds a B.S. in Accounting and Finance from Boston College.

JR Herlihy Chief Operating Officer	40	Mr. Herlihy joined EMG in April 2011 and has served as our Chief Operating Officer since April 2018 and as our Treasurer since May 2017. In addition, Mr. Herlihy has been the Chief Financial Officer of EFC since April 2018 and its Treasurer since May 2017. Mr. Herlihy is also a Managing Director at EMG, where he has served in various capacities, including serving as Co-Chief Investment Officer of Ellington Housing Inc. ("EHR"), a real estate investment trust that was focused on single- and multi-family residential real estate assets, from EHR's inception in September 2012 through December 2016. Mr. Herlihy also served as EHR's Interim Chief Financial Officer from March 2015 through January 2016. Prior to April 2011, Mr. Herlihy held various positions in the real estate industry, including at the real estate private equity firm GTIS Partners LP, Capmark Financial Group (formerly GMAC Commercial Mortgage), and Jones Lang LaSalle. Mr. Herlihy earned a B.A. in Economics and History from Dartmouth College, summa cum laude and Phi Beta Kappa.

Daniel Margolis General Counsel	48	Mr. Margolis has been our General Counsel since April 2013 and also served as our Secretary from inception to April 2013. Mr. Margolis has also served as General Counsel of EMG and of EFC since July 2010. He is responsible for advising EMG on all legal, regulatory, compliance, documentation and litigation matters. Prior to joining EMG, Mr. Margolis was a Partner at Pillsbury, Winthrop, Shaw, Pittman LLP from 2007 to 2010 and before that was a Junior Partner at Wilmer, Cutler, Pickering, Hale and Dorr LLP from 2004 to 2007. In both positions, Mr. Margolis represented corporations and individuals, including financial services organizations, in criminal and regulatory investigations and in complex civil litigation. From 2000 to 2004, he served as an Assistant United States Attorney in the United States Attorney's Office for the Southern District of New York where he prosecuted a variety of white collar crimes including securities fraud, investment fraud, tax fraud and money laundering. In 2004, he received the John Marshall Award, the Department of Justice's highest award for excellence in legal performance. He has a J.D. from New York University Law School, where he graduated cum laude, and a B.A. from Binghamton University where he graduated magna cum laude with highest honors in Political Science and was a member of Phi Beta Kappa.

EXECUTIVE COMPENSATION INFORMATION
Summary Compensation Table
We summarize below the compensation information for the fiscal years ended December 31, 2021 and 2020 for Mr. Smernoff, our partially dedicated Chief Financial Officer and Mr. Herlihy, our partially dedicated Chief Operating Officer, our only executive officers who receive compensation specifically for their services as executive officers of our Company. As an externally managed company, we do not pay or provide benefits, nor do we reimburse the cost of any compensation or benefits paid by our Manager, EMG or their affiliates, to our executive officers, with the exception that, under the terms of the management agreement between us and our Manager, we reimburse our Manager for the costs of the wages, salaries, and benefits incurred by our Manager or EMG with respect to our partially dedicated Chief Financial Officer and our partially dedicated Chief Operating Officer, subject to the approval of the amount of such reimbursement by our Compensation Committee. In addition, we have the discretion to pay annual cash bonuses and make incentive equity awards to our partially dedicated Chief Financial Officer and our partially dedicated Chief Operating Officer in amounts that are subject to approval by our Compensation Committee. The Compensation Committee may form and delegate authority to subcommittees comprised entirely of independent trustees or its chair when appropriate. Mr. Smernoff also serves as the Chief Accounting Officer of EFC, and Mr. Herlihy serves as the Chief Financial Officer of EFC. Accordingly, we are only required to reimburse a pro rata portion of the costs of the cash compensation and benefits paid to Mr. Smernoff and Mr. Herlihy by our Manager based on the percentage of their working time and efforts spent on matters related solely to our Company, subject to the approval of the Compensation Committee of our Board of Trustees.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards		All Other Compensation (3)	Total
Christopher Smernoff Chief Financial Officer	2021	$47,708	$37,594	$36,839	(4)	$6,051	$128,192
	2020	44,813	38,838	37,846	(5)	4,489	125,986
JR Herlihy Chief Operating Officer	2021	49,500	58,500	81,010	(6)	11,050	200,060
	2020	50,000	56,800	73,211	(7)	7,218	187,229
(1)Reflects the pro rata portion of the executive officer's base salary that we were required to reimburse to the Manager.
(2)Reflects the pro rata portion of the executive officer's bonus that we were required to reimburse to the Manager. A percentage of such bonuses is subject to deferral.
(3)Amounts represent dividends paid on unvested restricted Common Share awards in each respective year.
(4)Mr. Smernoff received 3,532 restricted Common Shares with a grant date fair value of $36,839. These restricted Common Shares were granted on December 16, 2021, subject to forfeiture restrictions. The forfeiture restrictions on 1,766 of these Common Shares will lapse, subject to certain limitations, on December 16, 2022, and the forfeiture restrictions on the remaining 1,766 Common Shares will lapse, subject to certain limitations, on December 16, 2023. The aggregate grant date fair value was calculated in accordance with FASB ASC Topic 718 based on the closing sale price for our Common Shares on the NYSE on the date of grant.
(5)Mr. Smernoff received 3,035 restricted Common Shares with a grant date fair value of $37,846. These restricted Common Shares were granted on December 17, 2020, subject to forfeiture restrictions. The forfeiture restrictions on 1,518 of these Common Shares lapsed on December 17, 2021, and the forfeiture restrictions on the remaining 1,517 Common Shares will lapse, subject to certain limitations, on December 17, 2022. The aggregate grant date fair value was calculated in accordance with FASB ASC Topic 718 based on the closing sale price for our Common Shares on the NYSE on the date of grant.
(6)Mr. Herlihy received 7,767 restricted Common Shares with a grant date fair value of $81,010. These restricted Common Shares were granted on December 16, 2021, subject to forfeiture restrictions. The forfeiture restrictions on 3,884 of these Common Shares will lapse, subject to certain limitations, on December 16, 2022, and the forfeiture restrictions on the remaining 3,883 Common Shares will lapse, subject to certain limitations, on December 16, 2023. The aggregate grant date fair value was calculated in accordance with FASB ASC Topic 718 based on the closing sale price for our Common Shares on the NYSE on the date of grant.
(7)Mr. Herlihy received 5,871 restricted Common Shares with a grant date fair value of $73,211. These restricted Common Shares were granted on December 17, 2020, subject to forfeiture restrictions. The forfeiture restrictions on 2,936 of these Common Shares lapsed on December 17, 2021, and the forfeiture restrictions on the remaining 2,935 Common Shares will lapse, subject to certain limitations, on December 17, 2022. The aggregate grant date fair value was calculated in accordance with FASB ASC Topic 718 based on the closing sale price for our Common Shares on the NYSE on the date of grant.
For those executive officers of our Company, excluding our partially dedicated Chief Financial Officer and our partially dedicated Chief Operating Officer (our "Non-Reimbursed EOs"), we do not reimburse EMG for any of the Non-Reimbursed EOs compensation, but rather EMG compensates the Non-Reimbursed EOs out of its overall revenue stream, including the management fees that we pay to our Manager. Our management agreement does not require that any specified amount or percentage of the management fees that we pay to the Manager be allocated to our Non-Reimbursed EOs. Based on discussions with our Manager and EMG, we estimate that the aggregate amount of our Non-Reimbursed EO's total 2021 compensation that may reasonably be associated with the management fees that we paid to our Manager for 2021 was $0.7 million, representing approximately 30.1% of the $2.4 million in management fees paid to the Manager. Of this $0.7 million, we estimate that approximately 2% represented fixed compensation (e.g., base salaries) and 98% represented variable compensation (e.g., discretionary bonuses, profit sharing and partnership distributions).

For all of our executive officers, we and EMG do not employ contractual formulas in determining discretionary compensation, but instead take into account factors such as the officer's position, the officer's contribution to our company and/or to EMG's businesses, the performance of our company and/or EMG, market practices, reviews by the officer's superiors, compensation provided to similar employees of similarly situated companies, and, with respect to officers (such as Mr. Smernoff and Mr. Herlihy) whose compensation is only partially reimbursed by us, the compensation they receive from other sources (such as, for Mr. Smernoff and Mr. Herlihy, from EFC for their services as partially dedicated Chief Accounting Officer and Chief Financial Officer, respectively), and the percentage of their working time and efforts spent on matters related solely to us.
Daniel Margolis is compensated by EMG in the form of a fixed salary plus a discretionary bonus for his service as General Counsel of all of the affiliates of EMG for which he serves as General Counsel, including our Company. No portion of the management fee is allocated to his salary, nor is his discretionary bonus directly tied to the performance of EARN.
Narrative Disclosure to Summary Compensation Table
Objectives of the Company's Compensation Programs
The Company's compensation program is designed to:
•retain and motivate our partially dedicated Chief Financial Officer and our partially dedicated Chief Operating Officer by providing fair compensation;
•encourage share ownership by providing a portion of compensation through restricted Common Shares; and
•align management incentives with the long-term interests of our shareholders.
Elements of Compensation
The components of the compensation program for our partially dedicated Chief Financial Officer and our partially dedicated Chief Operating Officer in 2021 are (1) base salary and (2) a discretionary cash bonus and a restricted Common Share award.
Base Salary
Our partially dedicated Chief Financial Officer is Christopher Smernoff and our partially dedicated Chief Operating Officer is JR Herlihy (together, the "Compensated Executive Officers"). Each of the Compensated Executive Officers is an employee of EMG. Under the terms of their respective employment arrangements with EMG, Mr. Smernoff earned an annual base salary in 2021 of $250,000 and Mr. Herlihy earned an annual base salary in 2020 of $275,000. We reimburse EMG for the pro rata portion of the compensation of the Compensated Executive Officers that is allocated to us based on the estimated percentage of their working time and efforts spent on matters related solely to our Company. In determining whether the pro rata amount of the Compensated Executive Officers' base salary for 2021 was reasonable and appropriate for reimbursement by our Company, our Compensation Committee considered primarily each Compensated Executive Officer's duties and responsibilities, the performance of our Company, and their performance based on both their own observations as members of our Audit Committee and Board and the assessment and recommendation of our Chief Executive Officer and President and our Co-Chief Investment Officer (which takes into account such officers' review of the compensation provided to similar employees of similarly situated companies).
For 2022, we expect that our Compensation Committee will take into account substantially similar criteria in determining whether the pro rata amount of each Compensated Executive Officer's base salary to be reimbursed is reasonable and appropriate for reimbursement by our Company.
Discretionary Cash Bonus and Restricted Common Share Award
In addition, our Compensation Committee approved on December 16, 2021, an incentive cash bonus to Mr. Smernoff of $37,594 subject to deferral of approximately 18% of such cash bonus until December 31, 2022, and an award of 3,532 restricted Common Shares under our 2013 Equity Incentive Plan. The deferred portion of Mr. Smernoff's cash bonus is subject to forfeiture prior to December 31, 2022. Of the Common Shares awarded to Mr. Smernoff in December 2021, 1,766 Common Shares are subject to forfeiture restrictions that will lapse on December 16, 2022 and the remaining 1,766 Common Shares are subject to forfeiture restrictions that will lapse on December 16, 2023.
The Compensation Committee also approved on December 16, 2021, an incentive cash bonus to Mr. Herlihy of $58,500 subject to deferral of approximately 11% of such cash bonus until December 31, 2022, and an award of 7,767 restricted Common Shares under our 2013 Equity Incentive Plan. The deferred portion of Mr. Herlihy's cash bonus is subject to forfeiture prior to December 31, 2022. Of the Common Shares awarded to Mr. Herlihy in December 2021, 3,884 Common Shares are subject to forfeiture restrictions that will lapse on December 16, 2022 and the remaining 3,883 Common Shares are subject to forfeiture restrictions that will lapse on December 16, 2023.

In determining whether the pro rata amount of each Compensated Executive Officer's bonus for 2021 was reasonable and appropriate for reimbursement by our Company and whether to approve their restricted Common Share award, our Compensation Committee considered primarily each Compensated Executive Officer's performance, based both on their own observations as members of our Audit Committee and Board and on the assessment and recommendation of our Chief Executive Officer and President, and our Co-Chief Investment Officer (which takes into account such officers' review of the compensation provided to similar employees of similarly situated companies), the performance of our Company, the compensation that each Compensated Executive Officer receives for service as an executive officer of EFC, and the percentage of their working time and efforts spent on matters related solely to our Company. Our Compensation Committee also considered the total compensation that each Compensated Executive Officer will earn for 2021 (including compensation received for service as an executive officer of EFC) and whether the amount seemed reasonable and appropriate based on their personal experience and knowledge regarding executive compensation. Taking all of these factors into account, our Compensation Committee determined that reimbursement for a $37,594 cash bonus and an award of 3,532 restricted Common Shares would be reasonable and appropriate for Mr. Smernoff and that reimbursement for a $58,500 cash bonus and an award of 7,767 restricted Common Shares would be reasonable and appropriate for Mr. Herlihy.
Mr. Smernoff and Mr. Herlihy are entitled to receive dividends on all of their restricted Common Share awards. Cash dividends are paid on the restricted Common Share awards at the same time and rate as is paid to all other holders of our Common Shares as of the applicable record date. In 2021, Mr. Smernoff received approximately $6,051 of dividends on his unvested restricted Common Share awards and Mr. Herlihy received approximately $11,050 of dividends on his unvested restricted Common Share awards.
For 2022, we expect that our Compensation Committee will take into account substantially similar criteria in determining whether the pro rata amount of our Compensated Executive Officer's bonuses to be reimbursed is reasonable and appropriate for reimbursement by our Company and whether to approve a restricted Common Share award for them.
Potential Payments Upon Termination or Change in Control
Our Compensated Executive Officers are subject to standard employment contracts for the benefit of EMG. If a Compensated Executive Officer were terminated other than for cause or voluntary resignation, the deferred portion of such executive officer's 2021 cash bonus and any outstanding unvested restricted Common Shares held by such executive officer would continue to vest under the terms of their employment contract. In addition, upon a change in control, the restricted Common Shares would immediately vest under the terms of their Common Share award agreements.

Outstanding Equity Awards at Fiscal Year End
The following table lists the restricted Common Shares awarded to our Compensated Executive Officers that were unvested and outstanding as of December 31, 2021.

	Stock Awards
Name	Number of Common Shares That Have Not Vested	Market Value of Common Shares That Have Not Vested (1)
Christopher Smernoff(2)	5,049	$52,459
JR Herlihy(3)	10,702	$111,194
(1)Value is determined by multiplying the number of unvested restricted Common Shares by $10.39, the closing price for our Common Shares on the NYSE on December 31, 2021.
(2)The restricted Common Shares are subject to forfeiture prior to December 16, 2022 in the case of 1,766 Common Shares, December 17, 2022 in the case of 1,517 Common Shares, and December 16, 2023 in the case of 1,766 Common Shares.
(3)The restricted Common Shares are subject to forfeiture prior to December 16, 2022 in the case of 3,884 Common Shares, December 17, 2022 in the case of 2,935 Common Shares, and December 16, 2023 in the case of 3,883 Common Shares.
Equity Compensation Plan Information
The following table sets forth information as of December 31, 2021 with respect to compensation plans under which equity securities of our Company are authorized for issuance. We have no such plans that were not approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of our outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	32,567	(1)	N/A	268,831	(2)
(1)There are 32,567 restricted Common Shares outstanding pursuant to our 2013 Equity Incentive Plan.
(2)The number of Common Shares that may be issued under the 2013 Equity Incentive Plan will be increased in an amount that results from multiplying 3% and the total number of Common Shares sold in any future public or private offering of our Common Shares, subject to a maximum of 1,500,000 shares.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 1, 2022, certain ownership information with respect to our Common Shares for those persons known to us to be the beneficial owners of more than 5% of our outstanding Common Shares and all of our trustees, each of the named executive officers and all of the trustees and executive officers as a group. In accordance with SEC rules, each listed person's beneficial ownership includes:
•all Common Shares the investor actually owns beneficially or of record;
•all Common Shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of a fund); and
•all Common Shares the investor has the right to acquire within 60 days of March 1, 2022 (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

	Common Shares Beneficially Owned
Name and Address	Number	Percentage of Outstanding Common Shares(1)
Trustees and Named Executive Officers:(2)
Michael W. Vranos(3)	139,605	1.1%
Laurence E. Penn	35,710	*
Robert B. Allardice, III(4)	26,240	*
David J. Miller(5)	36,240	*
Mary McBride(6)	4,204	*
Ronald I. Simon, Ph.D.(7)	40,001	*
Christopher Smernoff(8)	14,333	*
JR Herlihy(9)	22,019	*
All executive officers and trustees as a group (10 persons)(10)	326,634	2.5%
* Denotes beneficial ownership of less than 1% of our Common Shares.
(1)Based on an aggregate amount of 13,109,926 Common Shares issued and outstanding as of March 1, 2022. Assumes that derivative securities, if any, beneficially owned by a person are exercised for Common Shares. The total number of Common Shares outstanding used in calculating this percentage assumes that none of the derivative securities owned by other persons are exercised for Common Shares.
(2)The address for all named executive officers and trustees is Ellington Residential Mortgage REIT, 53 Forest Avenue, Old Greenwich, CT 06870.
(3)Includes 106,472 Common Shares held directly by EMG Holdings, L.P., or "EMGH." VC Investments L.L.C., or "VC," and Michael W. Vranos each has shared voting and dispositive power over these Common Shares. VC is the general partner of EMGH. Mr. Vranos is the managing member of, and holds a controlling interest in VC. The address for each entity is 53 Forest Avenue, Old Greenwich, CT 06870.
(4)Includes 4,204 Common Shares that will vest on September 13, 2022.
(5)Includes 4,204 Common Shares that will vest on September 13, 2022. Mr. Miller holds 10,000 of the Common Shares reported in the table above in a joint account with his spouse.
(6)Consists of 4,204 Common Shares that will vest on September 13, 2022.
(7)Includes 4,204 Common Shares that will vest on September 13, 2022.
(8)Includes 1,766 Common Shares that will vest on December 16, 2022, 1,517 Common Shares that will vest on December 17, 2022, and 1,766 Common Shares that will vest on December 16, 2023.
(9)Includes 3,884 Common Shares that will vest on December 16, 2022, 2,935 Common Shares that will vest on December 17, 2022, and 3,883 Common Shares that will vest on December 16, 2023.
(10)Includes 16,816 Common Shares that will vest on September 13, 2022, 5,650 Common Shares that will vest on December 16, 2022, 4,452 Common Shares that will vest on December 17, 2022, and 5,649 Common Shares that will vest on December 16, 2023.

AUDIT COMMITTEE REPORT
Each member of the Audit Committee is independent of our Company and management in accordance with the requirements of the NYSE listing standards, our Corporate Governance Guidelines and applicable SEC rules and regulations. Our Board has adopted, and annually reviews, the charter of the Audit Committee, which sets forth the Audit Committee's responsibilities and how it carries out those responsibilities.
The Audit Committee oversees our Company's financial reporting process on behalf of our Board, in accordance with the charter of the Audit Committee. Management is responsible for our Company's financial statements and the financial reporting process, including the system of internal controls. Our independent registered public accounting firm, PwC, is responsible for expressing an opinion on the conformity of our Company's audited financial statements with U.S. GAAP.
In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and PwC the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence, and has discussed with PwC its independence. In addition, we have evaluated and concluded the non-audit services provided by PwC to our Company comply with SEC independence rules.
Based on the reviews and discussions referred to above, prior to the filing of our Company's Annual Report on Form 10-K for the year ended December 31, 2021 with the SEC, the Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in such Annual Report for filing with the SEC.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with U.S. GAAP or that PwC is in fact "independent."
Submitted by the Audit Committee:
Robert B. Allardice, III, Chair
David J. Miller
Mary McBride
Ronald I. Simon, Ph.D.

GENERAL INFORMATION
Shareholder Proposals
Shareholder proposals intended to be presented at the 2023 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than November 29, 2022 in order to be considered for inclusion in the Company's Proxy Statement relating to the 2023 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, or "Rule 14a-8."
For a proposal of a shareholder, including a shareholder's proposal to nominate a candidate for election as a director, to be presented at the Company's 2023 Annual Meeting of Shareholders, other than a shareholder proposal included in the Company's Proxy Statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than October 30, 2022, and no later than 5:00 p.m., Eastern Time on November 29, 2022. If the 2023 Annual Meeting of Shareholders is scheduled to take place before April 17, 2023 or after July 16, 2023, then notice must be delivered no earlier than the 150th day prior to the 2023 Annual Meeting of Shareholders and not later than the later of 5:00 p.m., Eastern Time on the 120th day prior to the 2023 Annual Meeting of Shareholders or the tenth day following the day on which public announcement of the date of the 2023 Annual Meeting of Shareholders is first made by the Company. Any such proposal should be mailed to: Ellington Residential Mortgage REIT, 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attn: Secretary.
Our amended and restated bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of persons for election to our Board of Trustees. Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Trustees or by a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the shareholder's intention to bring such business before the meeting.
In addition, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of trustee nominees other than Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2023.
Householding of Proxy Statements and Annual Reports
The SEC rules allow for the delivery of a single copy of the Notice, and if applicable, the proxy materials, to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. This delivery method, known as "householding," will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing shareholders to consent to such elimination, or through implied consent, if a shareholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold our Common Shares in "street" name for beneficial owners of our Common Shares and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary. You can also request prompt delivery of the proxy materials by contacting Ellington Residential Mortgage REIT, 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attention: Secretary, (203) 409-3585.
If you hold our Common Shares in your own name as a holder of record, householding will not apply to your Common Shares. Also, if you own our Common Shares in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice, and if applicable, more than one set of our proxy materials. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting the Company's transfer agent, American Stock Transfer & Trust Company, LLC by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, LLC, Operations Center, 6201 15th Avenue, Brooklyn, NY 11219.
Additional Matters
The Board of Trustees does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.
Requests for Annual Report on Form 10-K
A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including the financial statements and the financial statement schedules, may be obtained at our website at www.earnreit.com. If you would like to receive a complimentary copy of the Annual Report on Form 10-K, please submit a written request to: Secretary, Ellington Residential Mortgage REIT, 53 Forest Avenue, Old Greenwich, Connecticut 06870.

E A R N

ELLINGTON RESIDENTIAL MORTGAGE REIT

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 16, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EARN2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 16, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Trustees recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Trustees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Robert B. Allardice III
02) Mary McBride
03) David J. Miller
04) Laurence Penn
05) Ronald I. Simon, Ph.D.
06) Michael W. Vranos

The Board of Trustees recommends you vote FOR the following proposals:	For	Against	Abstain
2. The approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐
3. The ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000540150_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

ELLINGTON RESIDENTIAL MORTGAGE REIT
Annual Meeting of Shareholders
May 17, 2022 10:00 a.m. Eastern Time
This proxy is solicited by the Board of Trustees

The undersigned hereby appoints Laurence Penn and Jason Frank, and each of them, with full power of substitution and power to act alone, as proxies to vote all the Common Shares which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Ellington Residential Mortgage REIT to be held on Tuesday, May 17, 2022, at 10:00 a.m. Eastern Time via live webcast by visiting www.virtualshareholdermeeting.com/EARN2022, and at any adjournments or postponements thereof. The undersigned directs this proxy to vote as indicated on this proxy card.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) "FOR" ALL NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2021 Annual Report to Shareholders.

0000540150_2 R1.0.0.24

Continued and to be signed on reverse side